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                                                                    EXHIBIT 3.39

                 ARTICLES OF ORGANIZATION OF VILLAGE MARKET, LLC

                                   ARTICLE I.

                                      Name
                                      ----

         The name of the Company is VILLAGE MARKET, LLC.

                                   ARTICLE II.

                           Registered Office and Agent
                           ---------------------------

         The street address of the Company's registered office in the State of Indiana is 251 East Ohio Street, Suite 500, Indianapolis, Indiana 46204, and the name of its registered agent at such office is Corporation Services Co.

                                  ARTICLE III.

                                Term of Existence
                                -----------------

         The term of existence of the Company is perpetual until dissolved in accordance with the Act or the Company's Operating Agreement as in effect from time to time hereafter.

                                   ARTICLE IV

                             Management by Managers
                             ----------------------

         The Company is to be managed by one or more Managers in accordance with and with such powers, duties and liabilities as provided in the Company's Operating Agreement as in effect from time to time hereafter.